                                                                 EXHIBIT h(2)(c)


                              AMENDMENT NUMBER 2 TO
                      TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment, dated as of June 11, 2003 is made to the Transfer Agency and Service Agreement dated July 24, 2000, as amended (the "Agreement") between AIM Summit Fund (the "Fund") and A I M Fund Services, Inc. ("AFS") pursuant to
Article 10 of the Agreement.

WHEREAS, the Fund and AFS desire to amend the Fee Schedule of the Agreement to reflect minor revisions, and in accordance with Article 10 of the Agreement, have agreed to execute this amendment to evidence such amendment.

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Paragraph 1 of the Fee Schedule is hereby deleted in its entirety and replaced with the following:

         "1. For performance by the Transfer Agent pursuant to this Agreement, the Fund agrees on behalf of each of the Portfolios to pay the Transfer Agent an annualized fee for shareholder accounts that are open during any monthly period as set forth below, and an annualized fee of $.70 per shareholder account that is closed during any monthly period. Both fees shall be billed by the Transfer Agent monthly in arrears on a prorated basis of 1/12 of the annualized fee for all such accounts.

                                                         PER ACCOUNT FEE
                FUND TYPE                                   ANNUALIZED
                ---------                                ---------------

                Class A, A3, B, C, R and Investor
                and AIM Summit Fund
                Non-Daily Accrual Funds                        $15.20

                Class A, A3, B, C, R and Investor
                Monthly Dividend and
                Daily Accrual Funds                            $16.20

                AIM Floating Rate Fund                         $17.60 "

2. Paragraphs 4, 5 and 6 of the Fee Schedule are hereby deleted in their entirety and replaced with the following:

         "4. The fees and credits described in Paragraphs 1 and 2 above shall first be allocated to the Institutional Class, if any, of such Portfolio based upon the number of shareholder accounts holding shares of such Class relative to the total number of shareholder accounts holding all Classes of shares in the Portfolio. The Portfolio's remaining fiscal year-to-date fees and credits described in Paragraphs 1 and 2 above for shareholder accounts holding Class A, A3, B, C, R and Investor Class shares, as applicable, of each Portfolio shall be allocated among such Classes on the basis of fiscal year-to-date average net assets.

         5. Fees payable by the Transfer Agent for Ancillary Services provided to the Institutional Class, if any, of each Portfolio pursuant to Section 2.04 of the Agreement shall be allocated to such Institutional Class. The Portfolio's fiscal year-to-date fees payable by the Transfer Agent for Ancillary Services provided to the Class A, A3, B, C, R and Investor Class shares, as applicable, of each Portfolio pursuant to Section 2.04 of the Agreement shall be allocated among such Classes of each Portfolio based upon fiscal year-to-date average net assets of each such Class.

         6. Out-of-pocket expenses incurred by the Transfer Agent in acting as transfer agent for the AIM Funds Accounts shall first be allocated among such funds and portfolios based upon the number of shareholder accounts maintained by the Transfer Agent for such funds and portfolios. Such out-of-pocket expenses that have been allocated to a Portfolio shall be further allocated to the Institutional Class, if any, of such Portfolio based upon the number of shareholder accounts holding shares of such Class relative to the total number of shareholder accounts holding all Classes of shares in the Portfolio. The remaining amount of the Portfolio's fiscal year-to-date out-of-pocket expenses shall be further allocated among the Class A, A3, B, C, R and Investor Class shares, as applicable, of each Portfolio based upon fiscal year-to-date average net assets of each such Class."

3. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment as of the date first above written.

                                    AIM SUMMIT FUND


                                    By: /s/ ROBERT H. GRAHAM
                                        ----------------------------------------
                                        President

ATTEST:


/s/ JIM COPPEDGE
-------------------------------
Assistant Secretary

                                    A I M FUND SERVICES, INC.


                                    By: /s/ TONY D. GREEN
                                        ----------------------------------------
                                        President

ATTEST:


/s/ JIM COPPEDGE
-------------------------------
Assistant Secretary




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